Exhibit 99.1

iRhythm® Technologies Announces Leadership Transition
President and CEO Michael Coyle Steps Down Due to Personal Matters
Douglas Devine to Serve as Interim CEO While Search for Permanent CEO is Conducted

SAN FRANCISCO, June 1, 2021 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital healthcare solutions company focused on the advancement of cardiac care, today announced that Mike Coyle has decided to resign from his position as President and Chief Executive Officer and a member of the Company’s Board of Directors, effective June 1, 2021, due to personal matters. Douglas Devine, the Company’s Chief Financial Officer, has assumed the role of interim CEO while a search for a permanent CEO is conducted. The iRhythm Board of Directors has formed a CEO search committee and has retained a leading executive search firm to assist in the search process.

Mr. Coyle has agreed to support a well-ordered transition of his CEO responsibilities and will provide consulting services to iRhythm with a focus on reimbursement matters until a permanent CEO has been named.

“On behalf of the Board, we would like to thank Mike for his leadership of the Company since joining in January and the contributions he has made in helping to advance our commercial plans as well as our progress in the reimbursement discussions underway. We respect Mike’s prioritization of his personal matters and wish him all the best,” commented Abhijit Talwalkar, Chairman of the iRhythm Board.

“This was a difficult decision for me given the many growth opportunities I see for iRhythm and my confidence in the Company. However, it was the right one for me personally,” said Mr. Coyle. “I am committed to supporting our team as we continue our work to ensure that the pricing for iRhythm’s Zio XT technology reflects the differentiated, measurable benefits it provides. My work with iRhythm over these past months has reinforced my belief that iRhythm’s innovation, financial strength and talented team position the Company well to grow and thrive. Having also worked closely with Doug since joining the Company, I know he will ably guide iRhythm forward as the Board completes its search process.”

“Doug is an exceptional leader and well respected by the iRhythm team and our broader stakeholders. Given his record here and in prior roles, the Board has high confidence in Doug to lead the Company during this interim period,” commented Mr. Talwalkar. “Doug is supported by a dedicated team at iRhythm, all of whom are focused on continuing to execute against the Company’s strategic priorities, including driving further scale, efficiencies and momentum in the business.”

The Company affirmed that it does not expect this leadership transition to effect ongoing paths it is pursuing with regard to what it considers to be more appropriate Medicare pricing for Zio XT, including its discussions with Novitas and other Medicare Administrative Contractors (MACs) and its pursuit of national pricing with the Centers for Medicare and Medicaid Services.

Exhibit 99.1

The Company also reiterated its second quarter 2021 guidance of approximately 4% sequential volume growth over the first quarter of 2021 and operating expenses to be approximately flat compared to the first quarter 2021.

About Douglas Devine
Douglas Devine joined iRhythm in June 2020 as the Chief Financial Officer. Doug brings more than 25 years of financial, strategic and operational leadership experience to iRhythm, including a track record of success in fundraising, influencing business strategy, driving cost reductions, and implementing financial systems. Prior to joining the Company, Doug had served as the Senior Vice President and Chief Financial Officer of GlobalFoundries, a global foundry for technology companies. Doug received an M.B.A. in Finance and a Bachelor of Science in Engineering from the University of Michigan and is also a certified public accountant.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements relating to reimbursement coverage, reimbursement rates, growth expectations, personnel matters and financial guidance. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission on Forms 10-K and 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:
Leigh Salvo
(415) 937-5404
investors@irhythmtech.com

Media Contact:
Morgan Mathis
310-528-6306
irhythm@highwirepr.com